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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE


TOREADOR RESOURCES CORPORATION ANNOUNCES REDEMPTION OF "POISON PILL" RIGHTS

DALLAS, TEXAS, JUNE 5, 2000 -- TOREADOR RESOURCES CORPORATION (NASDAQ - NMS:
TRGL) Toreador Resources Corporation announced today that it will redeem the Company's preferred stock purchase rights issued pursuant to the Rights Agreement dated April 3, 1995. This Rights Agreement is more commonly known as a "poison pill."

The commitment to eventually redeem the poison pill was made by Toreador's Board of Directors at the time of the re-structuring of the Company's Board and management in July 1998. Removal of this device will precisely align the economic interests of the Board, the management and the stockholders of the Company. Tom Graves, President and CEO of Toreador, notes "that the Board and management own a substantial position in the shares of the Company. No useful purpose was served by creating an artificial barrier to a possible bid for the Company or the entrenchment of a Board and management not serving the best interest of all the stockholders."

In redeeming the rights, the Board authorized a one-time payment of $.01 per common share, which will be paid on June 15, 2000 to stockholders of record on June 5, 2000. Stockholders do not have to take any action to receive the redemption payment and do not have to exchange their stock certificates.

Toreador owns perpetual oil and gas mineral and royalty interests in approximately 2.6 million gross acres or 1.4 million net acres located primarily in Alabama, Arkansas, California, Kansas, Louisiana, Michigan, Mississippi, Montana and Texas. In addition, the Company owns working interests primarily in Texas, Kansas, New Mexico and Oklahoma.


Contact: G. Thomas Graves III, President and Chief Executive Officer Edward C. Marhanka, Vice President-Operations
             Douglas W. Weir, Vice President-Finance and Treasurer 214/559-3933 or 800/966-2141

Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Business plans included herein may change as circumstances warrant. Risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.